UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Name of Registrant as Specified in Its Charter)

ADRENALINA
ATLANTIC SUN, LLC
CRANSHIRE CAPITAL, LP
S&R FRAGRANCES DEFINED BENEFIT PENSION PLAN
JEFFREY GELLER
JOY GORYN
JOSE LUIS BALTA
ILIA LEKACH
ZALMAN LEKACH
DAVID LEKACH
ISAAC LEKACH (November-80 Birth Date)
ISAAC LEKACH (February-80 Birth Date)
JOSH LEKACH
ROB GORDON
VANESSA ROUSSO
CRAIG LARK
SCOTT JARED OSHRY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Adrenalina, a Nevada corporation (“Adrenalina”), together with the other participants named herein (as defined below), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of four nominees as directors at the 2009 annual meeting of shareholders (the “Annual Meeting”) of Pacific Sunwear of California, Inc. (“PSUN” or the “Company”).  Adrenalina has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On February 12, 2009, Adrenalina issued the following press release:

Press Release	Source: Adrenalina

Shareholder Group Led by Adrenalina Announces Nomination of Four Director Candidates for Election to the Pacific Sunwear Board at the 2009 Annual Meeting

Delivers Letter Criticizing PacSun’s Chairman & CEO for the Company’s Disastrous Performance and For Failing to Meet With a Substantial Shareholder to Discuss Ideas For Enhancing Shareholder Value
Calls for PacSun Chairman and CEO’s Immediate Resignation

Thursday February 12, 9:00 am ET

MIAMI--(BUSINESS WIRE)--Adrenalina (OTCBB:AENA - News) announced today that it has nominated a slate of four director nominees for election to the Board of Directors of Pacific Sunwear of California Inc. (Nasdaq: PSUN; PacSun ), at the Company’s 2009 Annual Meeting of Shareholders. The Adrenalina Group, which beneficially owns 2,097,313 shares in the aggregate, or approximately 3.2% of the outstanding shares of the Company, detailed its intention in a written notice to the Corporate Secretary of PacSun.

The Adrenalina Group also announced today that it sent a letter to the CEO and Chairman of the Board of PacSun, Sally Frame-Kasaks, criticizing her for the massive deterioration in shareholder value at PacSun and for rejecting all attempts by the Adrenalina Group to set up a meeting with the PacSun Board to discuss its platform for enhancing shareholder value at the Company. The letter calls for Ms. Frame-Kasaks’ immediate resignation.

The full text of a letter dated February 12, 2009 from Ilia Lekach, Chairman and CEO of Adrenalina, is attached.

About Adrenalina

Adrenalina pioneered and branded “The Extreme Store” concept, which showcases top-quality athletic apparel, equipment and accessories in a fun, engaging retail entertainment format. Building on the popularity of the Adrenalina TV program, Adrenalina stores feature the FlowRider® wave machines for which it has exclusivity in retail locations. With over 1 million visitors to the stores per year, Adrenalina locations average 10,000 square feet and carry the best in extreme sports apparel, footwear, equipment and accessories from industry leaders and fashion brands such as Quiksilver, Billabong, Volcom, O'Neil, Reef, Crocs and Ed Hardy. Adrenalina has retail locations in Miami, FL; Orlando, FL; and Tampa, FL; and locations under construction in Denver, CO; Alpharetta, GA; Plano, TX; and Houston, TX. The Company has also secured an additional prime location in the New York Metro market. Adrenalina (AENA) is quoted on the Over The Counter: Bulletin Board. For more information, please visit www.adrenalinastore.com.

Disclosure Regarding Forward-Looking Statements

This news release contains forward-looking statements. All statements other than statements of historical fact made herein are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

February 12, 2009

Pacific Sunwear of California, Inc.
3450 East Miraloma Avenue
Anaheim, California 92806
Attn: Ms. Sally Frame Kasaks, Chairman & CEO

cc: Board of Directors

Dear Sally:

We have attempted to meet with you and the board of directors of Pacific Sunwear of California, Inc. (“the Company”), first as a potential acquirer, and then as a significant shareholder. Time and again, you have rejected all attempts to set up a meeting. As such, you have refused to listen to our ideas and strategies for turning around the Company and enhancing shareholder value. We cannot afford, nor can your shareholders afford, to sit idly by while the Company, under your command, continues to destroy shareholder value and cause its very existence to be threatened. We hereby demand your immediate resignation from Pacific Sunwear, which is imperative for the Company’s survival.

It was incredibly cavalier of you to reject our offer of $5 a share. Since that time, the value of the Company’s shares have plummeted further, to as low as $ 0.72 on January 26, 2009. Meanwhile, you have failed to take any effective corrective measures. We are not alone in our concerns. You must be aware of the grim outlook for the Company as a “retailer at risk” according to Howard Davidowitz, chairman of retail consultant and investment bank Davidowitz & Associates, in a recent article published on Forbes.com.

For a Company whose focus is on “cost reduction actions,” we note that you continue to handsomely reward yourself with compensation. You conveniently say that the Company needs to “be prudent” in managing its costs. Why haven’t you reduced your take-home salary significantly? We were not surprised to see management and the Board take such a self-serving position, considering the ease with which management has generated cost savings by eliminating a vast number of corporate positions while presumably leaving its own bloated compensation intact. As an example, we note that your compensation in 2007 was over $3 million, more than 60% of the estimated savings achieved by the Company’s recent elimination of 47 positions at its Anaheim headquarters and 10 field management positions. This Board and management team collectively own just over 1% of the outstanding shares and therefore have no significant ownership stake. Clearly, while stockholders have suffered mightily, the wallets of this Board and management team with little “skin in the game” have gotten fatter.

What is it exactly that you are trying to achieve? By failing to institute meaningful change at the Company, one is only left to conclude that turning around the Company in the near term and enhancing its value for the benefit of all your shareholders do not appear to be your goals. Could it be that you don’t care that you will ultimately drive the Company into seeking Chapter 11 protection? Either way, shareholders are inexcusably disserviced by your continued tenure at the Company.

As directors, the members of the Board have fiduciary duties, as you know, to take actions that are in the best interests of the shareholders. You have hijacked the Company from its shareholders and at best appear to have grossly neglected your duties to the Company. By failing to demand effective leadership for the Company and failing to hold management accountable, the Board is culpable in the deterioration of shareholder value.

We have spoken to the largest institutional shareholders, and they share our grave concerns about the Company’s current condition and the failures of management and the Board. They support our plan. In addition, we have gained the support of pillars of the surf, skate, shoe and music industries.

Prompt action is required in order to protect what little remains of shareholder value and to give shareholders the best opportunity to maximize value moving forward. All Pacific Sunwear shareholders deserve capable new leadership with the vision and ability to restore value to their investment to ensure future growth. We, as well as the vast majority of shareholders we have heard from, do not have any confidence in the current Board or assurance that they are willing to take such action. Accordingly, enclosed herewith is a letter submitting four director nominees for election to the Company’s 2009 Annual Meeting. We urge the Board to voluntarily agree to add our representatives now so that we can work immediately to restore shareholder value before it is too late.

On behalf of the best interest of all Pacific Sunwear shareholders, we must reserve all rights to take any action we deem necessary with respect to the Company to protect our investment in the Company. We intend to hold management accountable even if this Board does not.

Very truly yours,

Ilia Lekach

cc:	Jeffrey Geller
Steven Wolosky, Esq.
Richard A. Peacock

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Adrenalina, a Nevada corporation (“Adrenalina”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 annual meeting of shareholders of Pacific Sunwear of California, Inc., a California corporation (the “Company”).

ADRENALINA ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the consent solicitation are Adrenalina, Atlantic Sun, LLC, Cranshire Capital, LP, S&R Fragrances Defined Benefit Pension Plan, Jeffrey Geller, Joy Goryn, Jose Luis Balta, Ilia Lekach, Zalman Lekach, David Lekach, Isaac Lekach (November-80 Birth Date), Isaac Lekach (February-80 Birth Date), Josh Lekach, Rob Gordon, Vanessa Rousso, Craig Lark and Scott Jared Oshry.

As of the date of this filing, Adrenalina directly beneficially owns 2,000 shares of Common Stock of the Company, Atlantic Sun, LLC directly beneficially owns 335,327 shares of Common Stock of the Company, Cranshire Capital, LP directly beneficially owns 394,063 shares of Common Stock of the Company, S&R Fragrances Defined Benefit Pension Plan directly beneficially owns 50,000 shares of Common Stock of the Company, Jeffrey Geller directly beneficially owns 5,000 shares of Common Stock of the Company, Joy Goryn directly beneficially owns 5,000 shares of Common Stock of the Company, Jose Luis Balta directly beneficially owns 50,000 shares of Common Stock of the Company, Ilia Lekach directly beneficially owns 14,103 shares of Common Stock of the Company, Zalman Lekach directly beneficially owns 85,710 shares of Common Stock of the Company, David Lekach directly beneficially owns 85,450 shares of Common Stock of the Company, Isaac Lekach (November-80 Birth Date) directly beneficially owns 73,320 shares of Common Stock of the Company, Isaac Lekach (February-80 Birth Date) directly beneficially owns 14,000 shares of Common Stock of the Company, Josh Lekach directly beneficially owns 83,340 shares of Common Stock of the Company and Scott Jared Oshry directly beneficially owns 900,000 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his, her or its pecuniary interest therein.

Contact:
Adrenalina
Ilia Lekach, 786-877-5521
Chairman and CEO